Exhibit 10.35

OPERATING AGREEMENT

OF CHARLIE BROWN AIR II, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is entered into as of the 26th day of June, 2008, by and among those persons who have executed this Agreement, and whose names and addresses are set forth in Schedule I, as Members.

NOW, THERFORE, the parties agree as follows:

ARTICLE 1

THE COMPANY

1.1 Formation. The Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Law (the “Law”).

1.2 Certificate of Formation. A Certificate of Formation under the Law (the “Certificate”) was filed in the office of the Delaware Secretary of State on June 30, 2008. The Company will execute further documents (including amendments to the Certificate) and take further action as is appropriate to comply with all requirements of law for the formation and operation of a limited liability company in the State of Delaware and all other counties and states where the Company may elect to do business.

1.3 Name. The name of the Company is Charlie Brown Air II, LLC, but the business of the Company may be conducted under any other name designated by the Members.

1.4 Character of Business. The sole and exclusive business of the Company is to acquire, own, and otherwise deal with the assets of the Company. The Company may engage in any activities that are reasonable, necessary or appropriate in connection with the assets to promote the interests of the Company or enhance the value of its property.

1.5 Principal Place of Business. The principal place of business of the Company is 1965 Waddle Road, State College, Pennsylvania 16803, State College, Pennsylvania, or at another location as may be selected by the Members. The Company may maintain other offices or agents as the Members deem advisable.

1.6 Registered Agent and Office. The registered office of the Company is 1209 Orange Street, Wilmington, Delaware. The Corporation Trust Company is the registered agent of the Company for service of process. At any time the Members may change the location of the Company’s registered office or registered agent as they may determine.

1.7 Fiscal Year. The fiscal year of the Company is the calendar year.

ARTICLE 2

DEFINITIONS

The following defined terms used in this Agreement have the respective meanings specified below.

2.1 Adjusted Book Value. “Adjusted Book Value” with respect to any Company property means the adjusted basis of such property for federal income tax purposes unless such property has been contributed to the Company in which event it shall mean the fair market value of such property at the date of contribution minus all Depreciation taken with respect to such property.

2.2 Bruce. “Bruce” means Bruce Heim.

2.3 Capital Account. “Capital Account” means the account to be maintained by the Company for each Member in accordance with the following provisions:

(a) a Member’s Capital Account will be increased by the Member’s Capital Contributions, the amount of any Company liabilities assumed by the Member (or that are secured by Company property distributed to the Member), the Member’s share of Profit and any item in the nature of income or gain specially allocated to the Member pursuant to the provisions of Article V; and

(b) a Member’s Capital Account will be decreased by the amount of money and the fair market value of any Company property distributed to the Member, the amount of any liabilities of the Member assumed by the Company (or that are secured by property contributed by the Member to the Company), the Member’s share of Loss and any item in the nature of expenses or losses specially allocated to the Member pursuant to the provisions of Article V.

2.4 Capital Contribution. “Capital Contribution” means the fair market value of any contribution by a Member to the capital of the Company in cash or property. Such property does not include the value of any promissory note for which the contributing Member also is the maker. If such promissory note is contributed, such Member’s capital account will be increased in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(d)(2).

2.5 Cause. “Cause” shall mean fraud or willful misconduct in the performance of the Manager’s duties or willful breach of the provisions of this Agreement.

2.6 Code. “Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor statute.

2.7 Company. “Company” means Charlie Brown Air II, LLC.

2.8 Depreciation. “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the fair market value of property contributed to the Company differs from its adjusted basis for federal income tax purposes at the date of contribution, Depreciation shall be an amount which bears the same ratio to such beginning fair market value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other periods bears to such beginning adjusted tax basis.

2.9 Economic Interest. “Economic Interest” means a Person’s right to share in the Profits and Losses of, and the right to receive distributions and allocations from, the Company.

2.10 Economic Interest Percentage. “Economic Interest Percentage” means, as to a Member, the percentage interest in profits and losses set forth after the Member’s name on Schedule I, as amended from time to time, including, without limitation, to reflect changes in Economic Interest Percentage upon additional Capital Contributions and as to a Member who is not a Member, the Economic Interest Percentage of an unadmitted assign of a Member.

2.11 Fiscal Year. “Fiscal Year” means the calendar year.

2.12 Impasse. “Impasse” means the failure of all Members to consent to or approve any major decision after such action or consent has been proposed by any Member as a major decision. An Impasse shall be considered to have occurred if the Members cannot agree with respect to a major decision within ten (10) days after such action has been proposed by any Member as a major decision.

2.13 Member. “Member” means each Person who or which executes a counterpart of this Agreement as a Member and each Person who or which becomes a Member of the Company.

2.14 Membership Interest. “Membership Interest” means a Member’s aggregate rights in the Company, including, without limitation, the Company’s (i) Economic Interest and (ii) Voting Interest.

2.15 Person. “Person” means any person, corporation, governmental authority, limited liability company, partnership, trust, unincorporated association or other entity.

2.16 Profits and Losses. “Profits” and “Losses” means, for any fiscal period, an amount equal to the Company’s taxable income or loss for the year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses will be added to taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses will be subtracted from taxable income or loss;

(c) Gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the Adjusted Book Value of the property disposed of, notwithstanding the fact that the Adjusted Book Value differs from the adjusted basis of the property for federal income tax purposes; and

(d) In lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the Depreciation for such Fiscal Year or other period.

2.17 Rex. “Rex” shall mean Rex Energy Operating Corp.

2.18 SHG. “SHG” shall mean Shaner Hotel Group Limited Partnership.

2.19 Transfer. “Transfer” means, when used as a noun, any gift, sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, give, sell, hypothecate, pledge, assign, or otherwise transfer.

2.20 Treasury Regulations. “Treasury Regulations” means all proposed, temporary and final Treasury Regulations promulgated under the Code as in effect from time to time.

2.21 Voting Interest. “Voting Interest” means a Member’s right to vote in matters coming before the Company and to participate in the management of the Company.

2.22 Voting Interest Percentage. “Voting Interest Percentage” means, with respect to a particular Member, that Member’s percentage of the total aggregate Voting Interests in the Company, as set forth after the Member’s name on Schedule I, as amended from time to time.

ARTICLE 3

CAPITAL CONTRIBUTIONS

3.1 Capital Contributions. Each Member will make an initial cash Capital Contribution to the Company in an amount set forth on Schedule I.

3.2 Additional Contributions and Withdrawals. Except as set forth in Section 3.1, no Member will be required to make any Capital Contributions.

3.3 Negative Capital Accounts. A Member with a negative balance in his or her Capital Account at no time during the term of the Company or upon dissolution and liquidation of it, has any obligation to the Company or the other Members to restore that negative balance, except (i) as may be required by law, or (ii) in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

3.4 Withdrawal or Reduction of Capital Contributions. A Member may not receive from the Company any portion of a Capital Contribution until all indebtedness, liabilities of the Company, except any indebtedness, liabilities and obligations to Members on account of their Capital Contributions, has been paid or there remains property of the Company, in the sole discretion of a Member, sufficient to pay them.

ARTICLE 4

COSTS AND EXPENSES

4.1 Operating Costs. The Company will pay or cause to be paid all costs and expenses of the Company incurred by the Company in pursuing and conducting, or otherwise related to, the business of the Company.

4.2 Reimbursement the Members. The Company will reimburse the Members for any reasonable out-of-pocket costs and expenses incurred by them in pursuing and conducting, or otherwise related to, the business of the Company.

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations.

(a) Allocation of Profits and Losses. Except as provided in subparagraphs (b) and (c) of this Section, all Profits and Losses for each Fiscal Year will be allocated to Members in accordance with their respective Economic Interest Percentages.

(b) Special Allocations. All capitalized terms used in this Section not otherwise defined in this Agreement have the meaning set forth in the Treasury Regulations promulgated pursuant to Code Section 704. The following special allocations will be made in the following order:

(i) Property Contributions. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company solely for tax purposes, will be allocated among the Members so as to take account of any variation between the adjusted basis of that property to the Company for federal income tax purposes and its initial fair market value. Any elections or decisions relating to these allocations will be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement.

(ii) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Adjustment Period, each Member will be specially allocated items of Company income and gain for the period (and, if necessary, subsequent periods) in an amount equal to that Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Member. The items to be so allocated will be determined in accordance with Treasury Regulation Section 1.704-2(f)(6) and 1.704-2(j)(2). This subsection is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and may be interpreted consistently with it.

(iii) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Section, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any period, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to the Partner Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), will be specially allocated items of Company income and gain for the Adjustment Period (and, if necessary, subsequent Adjustment Periods) in an amount equal to that Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to the Partner Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated will be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This subsection is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and must be interpreted consistently with it.

(iv) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury

Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain will be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of that Member as quickly as possible, provided that an allocation pursuant to this subsection will be made only if and to the extent that Member would have a Capital Account deficit requiring elimination pursuant to the Treasury Regulations after all other allocations provided for in this Section 5.1 have been tentatively made as if this subsection were not in the Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any period will be specially allocated among the Members in proportion to their Economic Interests.

(vi) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any period will be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

(vii) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to an Member in complete liquidation of his or her interests, the amount of the adjustment to Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases that basis) and that gain or loss will be specially allocated to the Members in accordance with their Economic Interests in the event that Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom the distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii) Compensation Income. If any Member is determined to recognize compensation income upon his or her receipt of an Economic Interest, that Member will be allocated all corresponding items of Company deduction.

(c) Compliance with Treasury Regulations. The provisions of this Agreement, as amended, relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and must be interpreted and applied in a manner consistent with those Treasury Regulations. If the Tax Matters Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed to comply with those Treasury Regulations, the Tax Matters Partner may make such modification, if it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company.

(d) Allocation to Transferred Interests. Profits, gains, losses, deductions and credits allocated to an Economic Interest assigned or reissued during a Fiscal Year of the Company will be allocated to the Person who was the holder of such Economic Interest during the Fiscal Year, in proportion to the number of days that each holder was recognized as the owner of the Economic Interest during such Fiscal Year or in any other proportion permitted by the Code and selected by the Members, without regard to results of Company operations during the period in which each holder was recognized as the owner of the Economic Interest during the Fiscal Year, and without regard to the date, amount or recipient of any distributions which may have been made with respect to that Economic Interest.

5.2 Distributions.

(a) Cash Distributions. From time to time (but at least once each calendar quarter) the Members will determine in their reasonable judgment to what extent (if any) the Company’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, and a reasonable contingency reserve. If an excess exists, the Members will cause the Company to distribute to the Members, in accordance with their Economic Interest Percentages, an amount in cash equal to that excess.

(b) Allocation of Distributions. Distributions to Members will be allocated among such Members in accordance with their respective Economic Interest Percentages as of the date of the distribution, without regard to the length of time the Member has held the Economic Interest.

(c) Distribution Upon Liquidation. All distributions by the Company upon its final liquidation and dissolution will be made to the Members, pro rata in accordance with the balance in the Members’ Capital Accounts, after adjustment to reflect all Profits and Losses (including unrealized appreciation and depreciation allocable in accordance with Section 5.3) for the Fiscal Year in which the liquidation occurs.

5.3 Distributions in Kind. If the Members determine that a portion of the Company’s assets should be distributed in kind to the Members, an independent appraisal of the fair market value of each of those assets shall be obtained as of a date reasonably close to the date of the distribution. Any unrealized appreciation or depreciation with respect to the asset will be allocated among the Members in proportion with each Member’s Economic Interest in the Company (assuming that the property is sold for the appraised value) and distribution of any of those assets in kind to a Member will be considered a distribution of an amount equal to the assets’ appraised fair market value for purposes of determining the Capital Account of the distributee.

5.4 Credit. For all income tax purposes, credits of the Company claimed for a Fiscal Year will be allocated among the Members in the same manner as Losses are allocated among the Members pursuant to Section 5.1(a).

5.5 Offset. The Company may offset all amounts owing to the Company by a Member against any distribution to be made to the Member.

5.6 Limitation Upon Distributions. No distribution will be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company.

ARTICLE 6

MANAGEMENT

6.1 Management. The powers of the Company will be exercised by or under the authority of, and the business and affairs of the Company will be managed under, the direction of three Managers. If any Manger dies, are judicially declared incompetent, resign or are removed and a successor is not appointed for this Manager pursuant to this Agreement, then the Company shall be dissolved. Any Person, other than a Member, dealing with the Company, may rely on the authority of the Managers in taking any action in the name of the Company without inquiry into the provisions of, or compliance with, this Agreement, regardless of whether that action is actually taken in accordance with the provisions of this Agreement. The Members agree that the initial Managers shall be a Person appointed by SHG, a Person appointed by Rex and a person appointed by Bruce, and they shall serve in that capacity until removed and their successors have been appointed and have qualified. However, and in any event, no Member may propose, appoint, select, or vote for a Manager who is not also a United States citizen.

6.2 Powers of the Managers.

(a) The Managers, by a Majority Vote of the Manager’s Voting Interest Percentages (which shall be equal to the Voting Interest Percentage of the Member that appointed such Manager) or by unanimous approval or written unanimous consent of all of them, will have full, complete and exclusive power to manage and control the Company, and will have the authority to take any action deemed by them to be necessary, convenient or advisable in connection with the management of the Company, including, without limitation, the power and authority on behalf of the Company. Except as provided for in Section 6.2(b), the Managers, in accordance with each Manager’s Voting Interest Percentage by vote or written consent of all of them, will have full, complete and exclusive power to manage and control the Company, and will have the authority to take any action deemed by them to be necessary, convenient or advisable in connection with the management of the Company, including, without limitation, the power and authority on behalf of the Company:

(i) to manage the affairs of the Company;

(ii) to employ agents, employees, accountants, lawyers, clerical help, and other assistance and services as may seem proper, and to pay remuneration for these as the Members deem reasonable and appropriate;

(iii) to manage and administer the Interest;

(iv) to select the Registered Agent of the Company and the Company’s office and principal place of business in accordance with Sections 1.5 and 1.6;

(v) to sue and be sued, complain and defend in the name and on behalf of the Company

(vi) to do all acts, take part in any proceedings, and exercise all rights and privileges as could an absolute owner of Company property, subject to the faithful performance of the Members’ fiduciary obligations to the Company and the Members;

(vii) to appoint one or more officers of the Company as the Members deem necessary, convenient or advisable in carrying out the purposes of the Company;

(viii) to select the Tax Matters Partner as defined in Section 7.3; and

(ix) to do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

(b) Notwithstanding Section 6.1 or 6.2(a), the unanimous vote or written consent of the Managers is required for the Company to take any one or more of the following actions:

(x) any Transfer of the Interest;

(xi) the merger, consolidation or other combination of the Company with or into another entity not owned or controlled by the Company or the members thereof;

(xii) the filing of a voluntary petition or otherwise initiating proceedings to have the Company adjudicated bankrupt or insolvent, or consenting to the institution of bankruptcy or insolvency proceedings against the Company, or the filing of a petition seeking or consenting to reorganization or relief of the Company as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or the seeking or consenting to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the of the Company, or the admitting in writing the inability of the Company to pay its debts generally as they become due or declare or effect a moratorium on the Company debt or the taking of any action in furtherance of any such action;

(xiii) any act in contravention of this Agreement;

(xiv) any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(xv) causing the Company to not have any airplane owned by the Company and managed by Charlie Brown Air Corp.;

(xvi) any Major Decision as provided for by the Members.

6.3 Binding Authority. Unless authorized to do so by this Agreement or the Members, no Person has any power or authority to bind the Company.

6.4 Limitation on Authority of Member. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.

6.5 Liability for Certain Acts. No Member nor an agent (including a person having more than one capacity) is liable for any debts, obligations or liabilities of the Company or each other, whether arising in tort, contract or otherwise, solely by reason of being a Member or agent or acting (or omitting to act) in those capacities or participating (as an employee, consultant, contractor or otherwise) in the conduct of the business of the Company.

6.6 Indemnification. The Members are not liable, responsible or accountable in damages or otherwise to the Company or any of the Members or the predecessor in interest of a Member for any act or omission performed or omitted by them in good faith on behalf of the Company and in a manner reasonably believed by him to be within the scope of the authority granted to him by this Agreement and in the best interest of the Company, except for actual fraud, gross negligence or willful misconduct with respect to such acts or omissions. Any loss or damage incurred by a Member by reason of any act or omission performed or omitted by him in good faith on behalf of the Company and in a manner reasonably believed by him to be within the scope of the authority granted to him by this Agreement and in the best interest of the Company (but not, in any event, any loss or damage incurred by any Member by reason of actual fraud, gross negligence or willful misconduct with respect to such act or omission) will be paid from Company assets to the extent available.

6.7 Resignation. The Managers may resign at any time by giving written notice to the Members of the Company. The resignation of the Managers will take effect sixty (60) days following the notice. Unless otherwise specified in the notice, the acceptance of the resignation is not necessary to make it effective. The resignation of the Managers does not affect the Managers’ rights as Members and does not constitute a withdrawal of a Member.

6.8 Meetings of Members.

(a) Meetings of the Members for any proper purpose or purposes may be called at any time by one (1) or more Members. Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a meeting of the Members.

(b) Written notice stating the place, day, hour and purpose or purposes of a special meeting shall be delivered to each Member not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Persons calling the meeting.

(c) No business of the Company may be legally transacted at any meeting of the Members unless, at the time of the commencement of the meeting, and also at the time any vote is taken, there shall be a quorum of Members present in person, or by proxy. “Quorum” as used herein is defined to mean Members representing (in person or by proxy) not less than a majority of the Voting Interest Percentage.

(d) Except as otherwise provided in this Agreement, matters submitted to a vote of the Members shall be determined by the holders of a majority of Voting Interest Percentage.

(e) All meetings of the Members shall be held at the principal place of business of the Company or at such other place within the State of Pennsylvania and Centre County as shall be specified or fixed in the notices or waivers of notice thereof; provided that any or all Members may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 6.11.

6.9 Proxies. A Member entitled to vote may vote either in person or by proxy executed in writing by the Member. A telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section. Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with each Member before or at the time of the meeting or execution of the written consent, as the case may be. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two (2) or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred; or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Voting Interest Percentage that are the subject of such proxy are to be voted with respect to such issue.

6.10 Conduct of Meetings. All meetings of the Members shall be presided over by the Member present with the greatest Voting Interest Percentage (Chairman). The Chairman shall determine the order of business and the procedure at the meeting including such regulation of the manner of voting and the conduct of discussion as seem to him in order. Notwithstanding the other provisions of the Articles or this Agreement, the Chairman shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting; provided, however, postponement of a meeting under no circumstances shall exceed a period of sixty (60) days from the date of the original meeting date. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

6.11 Action by Written Consent or Telephone Conference.

(a) Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of not less than the Voting Interest Percentage that would be necessary to take such action at a meeting at which all Members entitled to vote on the action were present and voted. Every written consent shall bear the date of signature of each Member who signs the consent. No written consent shall be effective to take the action that is the subject of the consent unless, within sixty (60) days after the date of the earliest dated consent delivered to the Company and each Member in the manner required by this Section, a consent or consents signed by the holder or holders of not less than the Voting Interest Percentage that would be necessary to take the action that is the subject of the consent are delivered to the Company to its registered office, its principal place of business and to each Member. Delivery shall be by hand or certified or registered mail, return receipt requested. Delivery to the Company’s Principal Place of Business shall be addressed as stated in Section 1.5. A telegram, telex, cablegram or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section. Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

(b) The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is properly delivered.

(c) If any action by Members is taken by written consent, any articles or documents filed with the Secretary of State of Delaware as a result of the taking of the action shall state, that written consent has been given in accordance with the provisions of law and that any written notice required by the law has been given.

(d) Members entitled to vote may participate in and hold a meeting by conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE 7

TAXES

7.1 Tax Returns. Charlie Brown Air Corp. pursuant to the Management Agreement will cause to be prepared and filed all necessary federal and state income tax returns for the Company.

7.2 Tax Elections. The Company will make the following elections on the appropriate tax returns:

(a) To adopt the calendar year as the Fiscal Year;

(b) To adopt the cash method of accounting and keep the Company’s books and records on such method;

(c) If a distribution as described in Code Section 734 occurs or if a transfer of a Membership Interest described in Code Section 743 occurs, upon the written request of any Member, to elect to adjust the basis of the property of the Company pursuant to Code Section 754;

(d) To elect to amortize the organizational expenses of the Company and the start-up expenditures of the Company under Code Section 195 ratably over a period of sixty months as permitted by Code Section 709(b);

(e) To elect as a domestic eligible entity to be treated as a partnership under the federal entity classification election rules; and

(f) Any other election that the Members may deem appropriate and in the best interests of the Members.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar provisions of applicable state law, and no provisions of this Agreement will be interpreted to authorize any such election.

7.3 Tax Matters Partners. The Managers are the “Tax Matters Partner” of the Company pursuant to Code Section 6231(a)(7).

ARTICLE 8

COMPENSATION

8.1 Expenses. The Members are entitled to reimbursement of all their reasonable expenses attributable to the performance of their obligations hereunder. No amount paid to any Member, other than distributions pursuant to Article 5, will be deemed to be a distribution of Company assets for purposes of this Agreement or the Law.

8.2 Fees. The Members will not receive any fees or other compensation from the Company.

ARTICLE 9

ACCOUNTS

9.1 Books. SHG will maintain complete and accurate books of account of the Company’s affairs at the Company’s principal offices, including a list of the names and addresses of the Members and the interest held by each Member or Member. Each Member and its accountants, lawyers and agents has the right to inspect the Company’s books and records (including the list of the names and addresses of Members and Members) at the offices of c/o Shaner Hotel Group, 1965 Waddle Road, State College, Pennsylvania 16803. Monthly financial reports will be provided to all Members.

9.2 Members’ Accounts. Separate Capital Accounts will be maintained for each Member.

9.3 Reports, Returns and Audits. The books of account will be kept on the accrual basis of accounting. The Members reserves the right, however, to change the accounting methods of the Company. The books of the Company will be closed promptly after the end of each Fiscal Year. Within 75 days of the end of each Fiscal Year, each Member will be provided with an information letter containing all information concerning the Company necessary for the preparation of the Member’s income tax return(s).

ARTICLE 10

TRANSFERS

10.1 Transfer of Member’s Interest.

(a) A Member has no right to withdraw or resign from the Company. Subject to any restrictions on transferability by operation of law or contained elsewhere in this Agreement, a Member may assign in writing his or her Membership Interest in the Company, subject to the limitations of Section 10.4 and Article 5 in general, provided:

(i) a duly executed and acknowledged written instrument of assignment in form satisfactory to the non-transferring Member is filed with the Company;

(ii) the assignee consents in writing, in form satisfactory to the Members, to be bound by the terms of this Agreement as if he or she were the assignor;

(iii) the assignor and the assignee execute and acknowledge other instruments, in form and substance satisfactory to the non-transferring Members, as such non-transferring Members may deem necessary or desirable to effect the substitution;

(iv) the assignment will not jeopardize the status of the Company as an entity taxed as a partnership for federal income tax purposes, cause a termination of the Company for the purposes of the then applicable provisions of the Code, or violate or cause the Company to violate any applicable law or governmental rule or Treasury Regulation, including without limitation, any applicable federal or state securities law; and

(v) if requested by the non-transferring Member, an opinion from counsel to the assignee (which counsel and opinion must be satisfactory to counsel for the Company) is furnished to the Company stating that, in the opinion of the counsel, the assignment would not jeopardize the status of the Company as a partnership for federal income tax purposes, or cause a termination of the Company for the purposes of the then applicable provisions of the Code, or violate, or cause the Company to violate any applicable law or governmental rule or Treasury Regulation, including without limitation, any applicable federal or state securities law or cause the Company to be subject to any reporting requirements of any applicable federal or state securities law.

(b) Each assigning Member agrees to pay, prior to the time the Members consent to an assignment of his or her Membership Interest or Economic Interest in the Company, all reasonable expenses, including attorneys fees, incurred by the Company in connection with the assignment.

10.2 Assignee’s Rights. Any purported assignment of a Membership Interest or an Economic Interest in the Company that is not in compliance with this Agreement is hereby declared to be null and void and of no force and effect whatsoever. A permitted assignee of any Economic Interest in the Company is entitled to receive distributions of cash or other property from the Company and to receive allocations of the income, gains, credits, deductions, Profits and Losses of the Company attributable to the Economic Interest after the effective date of the assignment. The “effective date” of an assignment of a Membership Interest or an Economic Interest in the Company under the provisions of this Article, except as otherwise consented to by the Members, is the day next following receipt by the Members of written notice of assignment and fulfillment of all conditions precedent to the assignment provided for in this Agreement.

10.3 Satisfactory Written Assignment Required. Anything herein to the contrary notwithstanding, both the Company and the Members will be entitled to treat the assignor of a Membership Interest or an Economic Interest in the Company as the absolute owner thereof in all respects, and will incur no liability for distributions made in good faith to him or her, until a written assignment that conforms to the requirements of this has been received by, accepted and recorded on the books of the Company.

10.4 Substituted Member. In addition to the requirements of Section 10.1, the assignee of any Membership Interest in the Company may become a substituted Member in place of his or her assignor only upon the express written consent of the non-transferring Members, which consent may be withheld in the sole and absolute discretion of each non-transferring Member. If the written consent of the Members is received by the assignee, the assignee then will acquire the entire Membership Interest assigned, including without limitation, the Voting Interest held by the assignor Member. By executing this Agreement, each Member is deemed to have consented to any substitution of an assignee in the place of an assigning Member if permitted by the non-transferring Members. If the written consent is not received from the non-transferring Members, the purported assignee of a Membership Interest remains an unadmitted assignee and receives only the assignor’s Economic Interest therein and the assignor retains all other rights and interests attributable to the Membership Interest, including without limitation the Voting Interest.

10.5 Automatic Substitution. Notwithstanding the provisions of Section 10.4, any Member may Transfer his or her Membership Interest without the consent of the Members to the Member’s spouse or descendants or to a trust for the benefit of the Member’s spouse or descendants or to a family limited partnership that includes the Member, spouse, children or direct descendants of the Member. This Transfer of a Membership Interest may not be effected unless and until the Members receive on behalf of the Company the consents and instruments required by Section 10.1(a). The Transferee will become a substituted Member without further action by the Members.

10.6 Substitution Required for Vote. Until an assignee of a Economic Interest in the Company becomes a substituted Member pursuant to Section 10.4 and obtains the Voting Interest of the assignor Member, the assignee is not entitled to exercise any vote with respect to the Membership Interest. If the assignee does not become a substituted Member, the Voting Interest of the assignor Member remains with the assignor Member.

10.7 Death, Bankruptcy or Incapacity of a Member. The death, bankruptcy or adjudicated incompetency of a Member will not cause a dissolution of the Company, but the rights of the Member to share in the Profits and Losses of the Company, to receive distributions and to assign his or her Membership Interest in the Company pursuant to Section 10.1 or cause the substitution of a substitute Member pursuant to Section 10.4, on the happening of one of these events, devolve on his or her successor, executor, administrator, guardian or other legal representative for the purpose of settling his or her estate or administering his or her property, or in the event of the death of one whose Membership Interest is held in joint tenancy, pass to the surviving joint tenant, subject to the terms and conditions of this Agreement, and the Company will continue as a limited liability company. The successor or personal representative automatically becomes a substituted Member without further action, notwithstanding the provisions of Section 10.4. The estate of the Member will be liable for all the obligations of the deceased, bankrupt or incapacitated Member.

ARTICLE 11

DISSOLUTION

11.1 Events of Dissolution. The Company will dissolve and its affairs will be wound up upon the first to occur of the following:

(a) the approval or written consent of all the Members; or

(b) the sale, exchange or other disposition by the Company of all or substantially all of the Company’s assets.

11.2 Final Accounting. Upon the dissolution of the Company a proper accounting will be made from the date of the last previous accounting to the date of dissolution.

11.3 Liquidation. Upon the dissolution of the Company, the Members will appoint a person to act as liquidator to wind up the affairs of the Company. The liquidator will have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. All proceeds from liquidation will be distributed in the following order of priority: (a) to the payment of the debts and liabilities of the Company and expenses of liquidation, (b) to the setting up of such reserves as the liquidator may reasonably deem necessary for any contingent liability of the Company, and (c) the balance to the Members in accordance with Section 5.2(c).

11.4 Distribution in Kind. If the liquidator determines that a portion of the Company’s assets should be distributed in kind to the Members, the distribution will be made pursuant to Section 5.3.

11.5 Cancellation of Certificate. Upon the completion of the distribution of Company assets as provided in Sections 11.3 and 11.4, the Company will be terminated and the person acting as liquidator will cause the cancellation of the Certificate and shall take such other actions as may be necessary or appropriate to terminate the Company.

ARTICLE 12

AMENDMENTS TO AGREEMENTS

Amendments to this Agreement may only be made upon the approval or written consent of the Members.

ARTICLE 13

MEETINGS OF THE MEMBERS

13.1 Meetings. Meetings of Members, for any purpose, may be called by any Member. The request shall state the purpose or purposes of the proposed meeting and the business to be transacted. The meetings will be held at the principal office of the Company, or at another place as may be designated by the Members. Notice of any meeting will be delivered to the Members in the manner prescribed in Article 14 within 10 days after receipt of the request and not fewer than 15 days nor more than 60 days before the date of the meeting. The notice will state the place, date, hour and purpose or purposes of the meeting. At each meeting of the Members, the Members present or represented by proxy will adopt such rules for the conduct of such meeting as they deem appropriate. The expenses of any meeting, including the cost of providing notice thereof, will be borne by the Company.

13.2 Proxy. Each Member may authorize any person or persons to act for him or her by proxy in all matters in which a Member is entitled to participate. Every proxy must be signed by the Member or his or her attorney in fact. No proxy will be valid after the expiration of 6 months from its date. Every proxy will be revocable by the Member executing it.

13.3 Written Consents. Whenever Members are required or permitted to take any action by vote or at a meeting, that action may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action so taken is signed by the Members whose Voting Interest Percentages aggregate at least the minimum level that would be necessary to authorize or take the action by vote or at a meeting. Notice of any action so taken by written consent will be given to the Members who have not so consented, in the manner prescribed in Article 14, promptly after the taking of the action.

13.4 Manner of Acting. Consistent with the provisions of Section 6.1, the unanimous vote or written consent of all Members will be the act of the Members.

ARTICLE 14

IMPASSE

14.1 If an Impasse occurs such Impasse shall be settled by the sale of the Company’s assets. The Company shall engage a nationally recognized appraiser to place a value on the assets as soon as reasonably possible after the Impasse occurs. After the appraisal has been provided to each Member for at least ten (10) days, any Member may provide a non-revocable offer to the Company to purchase the assets for the appraised value. The first Member to make such an offer will purchase the assets within thirty (30) days of the date of the offer presented to the Company for the appraisal amount and the Company shall sell the assets to such Member. The above is conditioned upon the offer by the Member being sufficient to equal the appraised value and to satisfy any financing lien on the assets at the time. If no Member offers to purchase the assets as provided for herein, then assets shall be marketed by the Company to sell and the first offer received for the appraised value plus enough to satisfy any financing lien on the assets shall be accepted by the Company.

ARTICLE 15

GENERAL PROVISIONS

15.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter, and supersedes any prior agreement or understanding among the parties with respect to the subject matter.

15.2 Waiver. Except as provided otherwise in this Agreement, no rights of any Member hereunder may be waived except by an instrument in writing signed by the party sought to be charged with such waiver.

15.3 Governing Law. This Agreement must be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the provisions, policies or principles of those laws relating to choice or conflict of laws.

15.4 Binding Effect. Except as provided otherwise in this Agreement, this Agreement is binding upon and inures to the benefit of the parties to it and of their respective legal representatives, heirs, successors and assigns.

15.5 Counterparts. This Agreement may be executed either directly or by an attorney-in-fact, in any number of counterparts of the signature pages, each of which will be considered an original.

15.6 Separability. Any provision that is prohibited or unenforceable in any jurisdiction, as to such jurisdiction, will be ineffective to the extent of the prohibition or unenforceability, without invalidating the remaining portions or affecting the validity or enforceability of the provision in any other jurisdiction.

15.7 Headings. The section and other headings in this Agreement are for reference purposes only and do not affect the meaning or interpretation.

15.8 Waiver of Partition. Each Member irrevocably waives, during the term of the Company, any right that he or she may have to maintain any action for partition with respect to any Company property.

15.9 Taxable Year. The Company elects the calendar year as its taxable year for federal income tax purposes. Each Member acquiring an interest of 5% or more in Company capital or Profits must have elected properly to use the calendar year as his or her taxable year for federal income tax purposes unless this requirement is waived by the Members in their discretion.

[Signatures on following page]

IN WITNESS WHEREOF the parties have executed this Agreement, to be effective as of the day and year first above written.

/s/ Bruce Heim
Bruce Heim
Member

SHANER HOTEL GROUP LIMITED PARTNERSHIP

By:	/s/ Peter K. Hulburt
Peter K. Hulburt
Vice President

REX ENERGY OPERATING CORP.

By:	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
Chief Executive Officer

CHARLIE BROWN AIR II, LLC

SCHEDULE I

NAME AND ADDRESS	CAPITAL CONTRIBUTION	ECONOMIC PERCENTAGE INTEREST	VOTING INTEREST PERCENTAGE
Members:
Bruce Heim 444 E. College Avenue State College, PA 16801	$100,000.00	50%	50%

Shaner Hotel Group Limited Partnership 1965 Waddle Road State College, PA 16803	$50,000.00	25%	25%

Rex Energy Operating Corp. 1975 Waddle Road State College, PA 16803	$50,000.00	25%	25%